UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

ate of Report (Date of earliest event reported):  November 21, 2017

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33089 (Commission File Number)	82-0572194 (I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor New York, New York 10017 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On November 21, 2017 (the “Closing Date”), ExlService Holdings, Inc. (the “Company”) and each of the Company’s wholly owned material domestic subsidiaries entered into a Credit Agreement with Citibank, N.A., PNC Bank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A. and the lenders party thereto from time to time, with Citibank, N.A. serving as administrative agent (the “Credit Agreement”). The Credit Agreement provides for a $200,000,000 revolving credit facility (the “Credit Facility”). The Company has an option to increase the commitments under the Credit Agreement by up to $100,000,000, subject to certain approvals and conditions as set forth in the Credit Agreement. The Credit Agreement also includes a letter of credit subfacility. The Credit Facility has a maturity date of November 21, 2022 and is voluntarily prepayable from time to time without premium or penalty. Borrowings under the Credit Agreement were used on the Closing Date to refinance certain debt of the Company and may otherwise be used for working capital and general corporate purposes of the Company and its subsidiaries, including permitted acquisitions. In particular, as of the Closing Date the Company repaid in full and terminated the Credit Agreement (and related security and other agreements entered into by the Company and certain of its subsidiaries in connection therewith), dated as of October 24, 2014, with JPMorgan Chase Bank, N.A., as administrative agent (the “Prior Credit Agreement”).

Depending on the type of borrowing, loans under the Credit Agreement bear interest at a rate equal to the specified prime rate (alternate base rate) or adjusted LIBO rate, plus, in each case, an applicable margin. The applicable margin is tied to the Company’s total net leverage ratio and ranges from 0.00% to 0.75% per annum with respect to loans (ABR Loans) pegged to the specified prime rate, and 1.00% to 1.75% per annum on loans (Eurodollar Loans) pegged to the adjusted LIBO rate. The revolving credit commitments under the Credit Agreement are subject to a commitment fee. The commitment fee is also tied to the Company’s total net leverage ratio, and ranges from 0.15% to 0.30% per annum on the average daily amount by which the aggregate revolving commitments exceed the sum of outstanding revolving loans and letter of credit obligations.

The obligations under the Credit Agreement are guaranteed by the Company’s wholly owned material domestic subsidiaries. The obligations under the Credit Agreement are secured by all or substantially all of the assets of the Company and its wholly owned material domestic subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make certain investments, make certain dividends and related distributions, enter into, or undertake, certain liquidations, mergers, consolidations or acquisitions and dispose of assets or subsidiaries. In addition, the Credit Agreement contains a covenant to not permit the interest coverage ratio (the ratio of EBITA to cash interest expense) for the four consecutive quarter period ending on the last day of each fiscal quarter to be less than 3.5 to 1.0, or the total net leverage ratio (total funded indebtedness, less unrestricted domestic cash and cash equivalents not to exceed $50 million, to EBITDA) for the four consecutive quarter period ending on the last day of each fiscal quarter to be more than 3.0 to 1.0.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other agreements or indebtedness, final judgments or orders, certain change of control events and certain bankruptcy-related events or proceedings. Upon the occurrence of an event of default (subject to notice and grace periods), obligations under the Credit Agreement could be accelerated.

In connection with the Credit Agreement, the Company paid the lenders an aggregate syndication fee of $515,000 and reimbursed certain expenses, including legal fees, of approximately $160,000. Other than in respect of the Credit Agreement and related documents or as previously disclosed by the Company in its filings with the Securities and Exchange Commission, neither the Company nor any of its affiliates have any material relationship with any of the other parties to the Credit Agreement and related documents, other than that each of the lenders has performed, and may in the future perform, various commercial banking, investment banking, underwriting, trust and other financial advisory services for the Company and/or its affiliates, for which it has received, and will receive, only customary fees and expenses.

The foregoing description of the Credit Agreement is only a summary and should be read in conjunction with the complete text of the Credit Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

Item 1.02. Termination of a Material Definitive Agreement.

As described above, in connection with the entry into the Credit Agreement described in Item 1.01 above, the Company repaid in full (pursuant to its right to prepay obligations thereunder without premium or penalty) and terminated the Prior Credit Agreement (and related security and other agreements entered into by the Company and its subsidiaries in connection therewith).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: November 28, 2017	By:	/s/ Nancy Saltzman
	Name:	Nancy Saltzman
	Title:	Executive Vice President, General Counsel and Secretary